Exhibit 99.1

PRESS RELEASE

Contact Information:

David R. O’Reilly

Chief Financial Officer

(214) 741-7744

David.OReilly@howardhughes.com

THE HOWARD HUGHES CORPORATION® REPORTS SECOND QUARTER 2017 RESULTS

Dallas, TX, August 7, 2017 — The Howard Hughes Corporation® (NYSE: HHC) (the “Company”) announced operating results for the second quarter ended June 30, 2017. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further details of these results.

Second Quarter 2017 Highlights:

•                  Net income attributable to common stockholders was $3.1 million and $7.0 million, or $0.07 and $0.16 per diluted share, for the three months ended June 30, 2017 and 2016, respectively.

•                  Funds From Operations (“FFO”), as defined by NAREIT, was $37.0 million and $32.0 million, or $0.86 and $0.75 per diluted share, for the three months ended June 30, 2017 and 2016, respectively.

•                  Core FFO was $94.5 million and $116.5 million, or $2.20 per diluted share and $2.73 per diluted share, for the three months ended June 30, 2017 and 2016, respectively.

•                  Total NOI from operating assets was $39.0 million, an increase of $1.8 million or 4.7% compared to the second quarter of 2016, driven by growth in our office, hospitality, and multifamily assets.

•                  MPC segment revenue was $78.1 million, an increase of $6.2 million or 8.6% compared to the second quarter of 2016.

•                  Sold an additional 35 units at Ward Village in Honolulu, increasing the percentage of total units closed or under contract at our four projects under construction to 85.1% as of June 30, 2017.

•                  Opened HHC 2978 Self-Storage, our second self-storage facility in The Woodlands. The project is 6.4% leased as of June 30, 2017, and we expect both of our self-storage properties in The Woodlands to stabilize by 2020.

•                  Issued an additional $200.0 million in 5.375% senior notes due 2025 at a premium of 2.25% with an implied yield-to-worst of approximately 4.92%, with proceeds intended for repayments of property level indebtedness and construction financings.

•                  Finalized a 15-year build-to-suit lease with Aristocrat Technologies, Inc. for a two-building campus encompassing approximately 180,000 square feet on 12 acres near Downtown Summerlin.

•                  Began construction on our second office building in Downtown Summerlin, a 152,000 square foot Class A building with an adjacent 424-space parking structure on 4 acres.

•                  Executed a lease with Bank of America to fill nearly 500,000 square feet or approximately 35% of the building as the lead anchor tenant at 110 North Wacker Drive in Chicago, Illinois with construction planned to commence in early 2018.

“Our second quarter results demonstrate our ongoing success in all three of our business segments as well as our long-term value creation. We experienced consistent, steady demand for residential land across our MPC segment driven in part by the continued recovery of the Houston market. The strong performance of our MPC portfolio helps self-fund our value creation opportunities. Our targeted stabilized NOI for our Operating Assets portfolio continues to grow as we announce new developments as well as make progress towards completing the redevelopment plans for several of our assets recently placed in service,” said David R Weinreb, Chief Executive Officer. “We also saw strong momentum at Ward Village where we are approximately 85% sold on our four buildings currently under construction. Finally, I am pleased that we were able to act quickly and benefit from opportunities in the capital markets by issuing an additional $200.0 million in senior notes at a premium.”

Second Quarter Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2017	2016	2017	2016
Net income attributable to common stockholders	$3,120	$6,970	$8,779	$150,735
Basic income per share	$0.08	$0.18	$0.22	$3.82
Diluted income per share	$0.07	$0.16	$0.20	$3.53

Funds from operations (FFO)	$37,037	$31,981	$46,941	$111,112
FFO per weighted average diluted share	$0.86	$0.75	$1.09	$2.61

Core FFO	$94,525	$116,547	$165,963	$186,034
Core FFO per weighted average diluted share	$2.20	$2.73	$3.85	$4.36

AFFO	$89,677	$113,064	$156,310	$180,145
AFFO per weighted average diluted share	$2.08	$2.65	$3.63	$4.22

Business Segment Operating Results

Operating Assets Segment Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016	2017	2016
Operating Assets EBT	$(9,068)	$7,345	$(1,146)	$7,767

Adjusted Operating Assets EBT (a)	$24,071	$30,145	$55,265	$52,024

Total NOI from Operating Assets (b)	$39,035	$37,278	$83,755	$68,684

(a)         Adjusted Operating Assets EBT excludes non-cash depreciation and amortization and development-related marketing and demolition costs and is presented here as a useful metric for adjusted operating results for our real estate operating properties.

(b)         Total NOI from Operating Assets is comprised of Operating Assets NOI Excluding Properties Sold or In Redevelopment plus our pro-rata share of NOI — equity investees and Distributions from Summerlin Hospital Investment (our “income-producing Operating Assets”). Prior year comparative Total NOI is recast to conform to current year presentation and exclude the effect of properties sold or closed for redevelopment in either period.  The Seaport — Historic Area/Uplands property was placed in service in the current year, and the prior year NOI has been included for comparative purposes.

Net income attributable to common stockholders was $3.1 million or $0.07 per diluted share, a decrease of $3.9 million or $0.09 per diluted share from the second quarter 2016 primarily related to 2016 Other income, net and Equity in earnings from real estate and other affiliates which did not recur, offset by a lower Warranty liability loss. In 2016, Other income, net included the receipt of insurance proceeds at Seaport and final receipt of our participation interests in golf course investments at TPC Summerlin and TPC Las Vegas. Higher 2016 Equity in earnings from real estate and other affiliates related to the sale of land at our Circle T Ranch and Power Center joint venture. Net income attributable to common stockholders for the six months ended June 30, 2017 was $8.8 million or $0.20 per diluted share, a decrease of $142.0 million from the six months ended June 30, 2016. The 2016 period included a $140.5 million gain on sale of the South Street Assemblage and approximately $9.0 million in miscellaneous other income items mentioned above, and the 2017 period Warrant liability loss was $29.1 million more than prior year. The six month period in 2017 also includes a $46.4 million Loss on redemption of senior notes.

Funds From Operations (“FFO”) was $37.0 million or $0.86 per diluted share, an increase of $5.1 million or $0.11 per diluted share compared to the second quarter of 2016 primarily related to net income items above, adjusted to add back accelerated depreciation taken in the current year on segment operating properties preparing for redevelopment that was not incurred in second quarter 2016. FFO for the six month period ended June 30, 2017 was $46.9 million or $1.09 per diluted share, a decrease of $64.2 million or $1.52 per diluted share primarily due to $29.1 million higher warrant liability loss as well as a $46.4 million loss on redemption of senior notes, offset by a decline in provision for tax and slightly higher total revenues. Please reference FFO as defined in the Appendix to this release.

Core FFO was $94.5 million or $2.20 per diluted share, a decrease of $22.0 million or $0.53 per diluted share compared to the second quarter 2016 primarily due to $19.1 million in 2016 of Other income, net and Equity in earnings from real estate and other affiliates which did not recur. Core FFO was $166.0 million or $3.85 per diluted share for the six month period ended June 30, 2017, a decrease of $20.1 million or $0.51 per diluted share, primarily due to a slight decline in Equity in earnings from real estate and other affiliates and a decline of approximately $9.0 million in miscellaneous other income items that did not recur. Please reference Core FFO as defined in the Appendix to this release.

Adjusted FFO (“AFFO”) was $89.7 million or $2.08 per diluted share, a decrease of $23.4 million or $0.57 per diluted share compared to the second quarter 2016 primarily due to the changes as noted in Core FFO above as well as slightly increased Tenant and capital improvements. Adjusted FFO was $156.3 million or $3.63 per diluted share for the six month period ended June 30, 2017, a decrease of $23.8 million or $0.59 per diluted share, consistent with the decrease in Core FFO combined with an increase in Tenant and capital improvements and Leasing commissions expenditures in the 2017 period as compared to the 2016 period. Please reference AFFO as defined in the Appendix to this release.

Operating Assets earnings before tax (“EBT”) declined in the three and six month periods compared to the same periods in prior year primarily due to increases in depreciation and interest as new properties are placed into service but are in a stabilization period and due to accelerated depreciation recognized on two operating office properties in anticipation of redevelopment. Accelerated depreciation totaled $8.5 million in the three months ended June 30, 2017.

Adjusted Operating Assets EBT decreased $6.1 million, or 20.1% to $24.1 million, compared to $30.1 million for the same three month period in 2016, primarily due to the 2016 receipt of insurance proceeds at Seaport and final receipt of our participation interests in golf course investments which did not recur in 2017. Adjusted Operating Assets EBT increased $3.2 million, or 6.2% to $55.3 million for the six months ended June 30, 2017, compared to $52.0 million for the same six month period in 2016, due primarily to a $15.1 million increase in consolidated Operating Assets NOI at our operating properties compared to 2016, offset by higher Interest expense in 2017 and Other income, net in 2016 that did not recur.

Net operating income (“NOI”) from our Operating Assets, increased $1.8 million and $15.1 million to $39.0 million and $83.8 million for the three and six months ended June 30, 2017, respectively, over the comparable periods in 2016. The increase of NOI during these periods were primarily due to continued stabilization of our office, multi-family and hospitality properties placed in service in both The Woodlands and in Columbia over the last 18 months. See further detail and discussion in the Supplemental Information to this Earnings Release. For a reconciliation of Operating Assets EBT to Operating Assets NOI and Operating Assets EBT to GAAP-basis net income (loss), please refer to the Appendix contained in this Earnings Release.

Master Planned Communities Segment Highlights

Our MPC revenues fluctuate each period given the nature of the development and sale of land in these large scale, long-term projects, and therefore, a better measurement of performance is the full year impact instead of quarterly results.

A summary of our MPC segment results for the three and six months ended June 30, 2017 and 2016 are shown below:

Summary of MPC Residential Land Sales Closed for the Three Months Ended June 30,

	Land Sales		Acres Sold		Price per acre
($ In thousands)	2017	2016	2017	2016	2017	2016
Bridgeland
Residential	$9,375	$4,656	24.3	12.9	$386	$361
Summerlin
Residential	28,935	27,492	51.8	53.7	559	512
The Woodlands
Residential	13,599	1,386	24.0	2.3	567	603
Total residential land sales closed in period	$51,909	$33,534	100.1	68.9

Summary of MPC Residential Land Sales Closed for the Six Months June 30,

	Land Sales		Acres Sold		Price per acre
($ In thousands)	2017	2016	2017	2016	2017	2016
Bridgeland
Residential	$16,631	$8,870	42.9	24.0	$388	$370
Summerlin
Residential	55,200	69,632	89.5	171.8	617	405
The Woodlands
Residential	15,960	3,850	28.4	6.4	562	602
Total residential land sales closed in period	$87,791	$82,352	160.8	202.2

Residential land sales closed for the three months ended June 30, 2017 increased $18.4 million or 54.8% to $51.9 million, compared to $33.5 million for the same period in 2016 primarily due to increased sales velocity at The Woodlands and Bridgeland. The velocity of new home sales has helped increase homebuilder demand and accordingly the residential land sales velocity. The Bridgeland submarket, in the mid-range of the residential market, continues to show improvement. The volume of sales of more moderately priced homes at The Woodlands has also significantly increased compared to the prior year.

Residential land sales closed for the six months ended June 30, 2017 increased $5.4 million or 6.6% to $87.8 million, compared to $82.4 million for the same period in 2016 primarily due to increased sales velocity at Bridgeland and The Woodlands, offset by fewer sales at Summerlin. As of June 30, 2017, there was one superpad site at Summerlin totaling 24.1 acres and one custom lot under contract which are scheduled to close in the second half of 2017 for $13.1 million. See the Appendix to this Earnings Release for a reconciliation from land sales closed to land sales revenue.

Land development in the second quarter 2017 at The Summit, our joint venture with Discovery Land in Summerlin, continued on schedule based upon the initial plan. For the three and six months ended June 30, 2017, six and nine custom residential lots closed for $17.9 million and $28.5 million in revenue, respectively, of which we recognized $9.8 million and $15.1 million Equity in earnings in real estate and other affiliates, respectively. As of June 30, 2017, an additional 16 lots are under contract for $55.1 million.

Strategic Developments Segment Highlights

The decline in Strategic Developments segment earnings for the three months ended June 30, 2017 was primarily due to earnings generated from a sale at our Circle T Ranch and Power Center joint venture in June 2016 that did not recur in the current period. The decline in Strategic Developments segment earnings for the six months ended June 30, 2017 was primarily due to the gain on sale from the 80 South Street Assemblage in Seaport of $140.5 million in 2016 as compared to a gain on sale of acreage within our Elk Grove Collection property of $32.2 million in 2017. Opportunistic land sales such as these are unpredictable and typically do not recur as we occasionally sell land for commercial development only when we believe its use will not compete with our existing properties or our Strategic Developments strategy.

We have condominiums for sale in Ward Village across five projects, four of which are under construction: Waiea, Anaha, Ae`o, and Ke Kilohana. These four projects total 1,381 units, of which 1,175 were closed or under contract as of June 30, 2017, and 206 units under construction remain unsold. All development cost estimates presented herein are exclusive of land costs.

Ward Village Towers Under Construction as of June 30, 2017

($ in millions)	Total Units	Closed or Under Contract	Percent of Units Sold	Total Projected Costs	Costs Incurred to Date	Estimated Completion Date
Waiea	174	165	94.8%	$414.2	$391.3	Opened	(a)
Anaha	317	302	95.3	401.3	315.8	Q4 2017
Ae`o	466	321	68.9	428.5	129.5	Q4 2018
Ke Kilohana	424	387	91.3	218.9	38.9	2019
Total under construction	1,381	1,175	85.1%	$1,462.9	$875.5

(a)         Waiea opened and customers began occupying units in November 2016. We have closed on 156 units as of June 30, 2017.

As our condominium projects advance towards completion, revenue is recognized on qualifying sales contracts under the percentage of completion method. The increase in condominium rights and unit sales for the three months ended June 30, 2017 as compared to the same period in 2016 primarily relates to revenue recognized at our Ae`o project as well as Anaha as it progresses toward a planned fourth quarter completion, offset by a decline in revenue recognized on our Waiea tower as the project is now substantially completed. The decrease in Condominium rights and unit sales for the six months ended June 30, 2017 as compared to the same period in 2016 primarily relates to the decline in revenue for our Waiea condominium tower as that tower was substantially completed in the second half of 2016.

For a more complete description of the status of our other developments under construction at South Street Seaport, The Woodlands, Summerlin and Columbia, please refer to “Item 2. - Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarterly period ended June 30, 2017.

Balance Sheet and Other Quarterly Activity

As of June 30, 2017, our total consolidated debt equaled approximately 45.0% of our total assets. Our leverage ratio (debt to enterprise value, as defined in the Supplemental Information) was 39.1% as of June 30, 2017. We believe our low-leverage, with a focus on project specific financing, reduces our exposure to potential downturns and provides us with the ability to evaluate new opportunities. At June 30, 2017, we had approximately $660.1 million of cash on hand.

On June 27, 2017, we modified our $94.5 million non-recourse mortgage financing for the 10-60 Columbia Corporate Center and One Mall North office buildings by increasing the loan to $114.5 million and adding 70 Columbia Corporate Center, a 170,741 square foot office building in Columbia, Maryland, to the collateral pool, which allowed us to draw $20.0 million and fully repay the outstanding balance of the existing indebtedness on the 70 Columbia Corporate Center note.

On June 12, 2017, we issued an additional $200.0 million in 5.375% senior notes due 2025 at a premium of 2.25%. The terms of the notes are substantially identical to the terms of the $800.0 million principal amount of 5.375% Senior Notes due 2025 previously issued under the indenture dated March 16, 2017. Interest on the 2025 Notes is paid semi-annually, on March 15th and September 15th of each year beginning on September 15, 2017. At any time prior to March 15, 2020, we may redeem all or a portion of the Senior Notes at a redemption price equal to 100% of the principal plus a “make-whole” declining call premium thereafter to maturity. At any time prior to March 15, 2020, we may redeem 35% of the 2025 Notes at a price of 105.375% with net cash proceeds of certain equity offerings, plus accrued and unpaid interest. The notes contain customary senior note negative covenants and have no maintenance covenants.

On April 27, 2017, The Woodlands Master Credit Facility was refinanced to increase the facility by $30.0 million for a total of $180.0 million, providing the ability to fund the development of Creekside Park Apartments or to use for other corporate purposes. The new facility bears interest at one-month LIBOR plus 2.75% with an initial maturity date of April 27, 2020 and a one-year extension option.

On April 6, 2017, we paid off a $4.6 million maturing mortgage loan that we assumed as part of the acquisition of 1701 Lake Robbins in July 2014.

*Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation but is collateralized by a real estate asset and/or is recourse to the subsidiary entity owning such asset.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 14 states from New York to Hawai‘i. The Howard Hughes Corporation is traded on the New York Stock Exchange under HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com or find us on Facebook, Twitter, Instagram, and LinkedIn.

Safe Harbor Statement

We may make forward-looking statements in this and in other reports that we file with the Securities and Exchange Commission. In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others. Forward-looking statements include:

•      budgeted costs, future lot sales and estimates and projections of Net Operating Income and Earnings Before Taxes;

•      forecasts of our future economic performance;

•      descriptions of assumptions underlying or relating to any of the foregoing.

•      capital required for our operations and development opportunities for the properties in our Operating Assets and Strategic Developments segments;

•      expected performance of our Master Planned Communities segment and other current income producing properties;

•      expected commencement and completion for property developments and timing of sales or rentals of certain properties; and

•      future liquidity, development opportunities, development spending and management plans.

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. These risk factors are described in our Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report”) and are incorporated herein by reference. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There may be other factors currently unknown to us that we have not described in this press release or in our Annual Report that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2017	2016	2017	2016
Revenues:
Condominium rights and unit sales	$148,211	$125,112	$228,356	$247,206
Master Planned Community land sales	69,144	61,098	122,625	103,040
Minimum rents	45,073	42,036	91,399	83,345
Tenant recoveries	11,642	10,923	23,041	21,451
Hospitality revenues	19,703	19,129	39,414	32,038
Builder price participation	4,480	6,501	9,141	11,148
Other land revenues	4,463	4,122	15,045	8,170
Other rental and property revenues	5,923	4,593	11,380	7,797
Total revenues	308,639	273,514	540,401	514,195

Expenses:
Condominium rights and unit cost of sales	106,195	79,726	166,678	154,541
Master Planned Community cost of sales	33,376	29,008	59,245	44,696
Master Planned Community operations	7,307	9,169	16,701	19,778
Other property operating costs	20,291	15,236	38,799	30,978
Rental property real estate taxes	6,550	7,329	14,087	14,077
Rental property maintenance costs	3,608	2,753	6,636	5,885
Hospitality operating costs	14,164	14,242	28,009	24,717
Provision for doubtful accounts	745	(352)	1,280	2,689
Demolition costs	63	490	128	962
Development-related marketing costs	4,716	6,339	8,921	10,870
General and administrative	22,944	20,053	41,061	40,377
Depreciation and amortization	34,770	24,952	60,294	47,924
Total expenses	254,729	208,945	441,839	397,494

Operating income before other items	53,910	64,569	98,562	116,701

Other:
Gains on sales of properties	—	—	32,215	140,479
Other income, net	223	9,067	910	9,426
Total other	223	9,067	33,125	149,905

Operating income	54,133	73,636	131,687	266,606

Interest income	785	435	1,407	704
Interest expense	(14,448)	(16,533)	(32,306)	(32,526)
Loss on redemption of senior notes due 2021	—	—	(46,410)	—
Warrant liability loss	(30,881)	(44,150)	(43,443)	(14,330)
Gain on acquisition of joint venture partner’s interest	—	—	5,490	—
Equity in earnings from Real Estate and Other Affiliates	9,834	20,275	18,354	22,207
Income before taxes	19,423	33,663	34,779	242,661
Provision for income taxes	16,303	26,693	26,000	91,926
Net income	3,120	6,970	8,779	150,735
Net income attributable to noncontrolling interests	—	—	—	—
Net income attributable to common stockholders	$3,120	$6,970	$8,779	$150,735

Basic income per share:	$0.08	$0.18	$0.22	$3.82

Diluted income per share:	$0.07	$0.16	$0.20	$3.53

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	June 30,	December 31,
(In thousands, except share amounts)	2017	2016
Assets:
Investment in real estate:
Master Planned Community assets	$1,676,263	$1,669,561
Buildings and equipment	2,152,915	2,027,363
Land	314,383	320,936
Less: accumulated depreciation	(282,557)	(245,814)
Developments	1,048,849	961,980
Net property and equipment	4,909,853	4,734,026
Investment in Real Estate and Other Affiliates	81,797	76,376
Net investment in real estate	4,991,650	4,810,402
Cash and cash equivalents	660,086	665,510
Accounts receivable, net	11,953	10,038
Municipal Utility District receivables, net	175,822	150,385
Deferred expenses, net	75,351	64,531
Prepaid expenses and other assets, net	752,587	666,516
Total assets	$6,667,449	$6,367,382

Liabilities:
Mortgages, notes and loans payable	$3,002,846	$2,690,747
Deferred tax liabilities	224,097	200,945
Warrant liabilities	—	332,170
Accounts payable and accrued expenses	473,013	572,010
Total liabilities	3,699,956	3,795,872

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 43,202,100 shares issued and 43,185,718 outstanding as of June 30, 2017 and 39,802,064 shares issued and 39,790,003 outstanding as of December 31, 2016	432	398
Additional paid-in capital	3,243,342	2,853,269
Accumulated deficit	(269,133)	(277,912)
Accumulated other comprehensive loss	(9,157)	(6,786)
Treasury stock, at cost, 16,382 shares as of June 30, 2017 and 12,061 shares as of December 31, 2016, respectively	(1,763)	(1,231)
Total stockholders’ equity	2,963,721	2,567,738
Noncontrolling interests	3,772	3,772
Total equity	2,967,493	2,571,510
Total liabilities and equity	$6,667,449	$6,367,382

Appendix — Reconciliations of Non-GAAP Measures

June 30, 2017

We use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used herein are Adjusted Operating Assets segment Earnings before tax (“EBT”), Net operating income (“NOI”), MPC Land Sales Closed, Funds from operations (“FFO”), Core funds from operations (“Core FFO”), and Adjusted funds from operations (“AFFO”).

Because our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is EBT.  EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and Equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, EBT should not be considered as an alternative to GAAP net income.

Reconciliation of EBT to income before taxes	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016	2017	2016
MPC segment EBT	$53,096	$47,495	$97,282	$77,240
Operating Assets segment EBT	(9,068)	7,345	(1,146)	7,767
Strategic Developments segment EBT	41,962	51,330	90,807	235,016
Total consolidated segment EBT	85,990	106,170	186,943	320,023
Corporate and other items:
General and administrative	(22,944)	(20,053)	(41,061)	(40,377)
Corporate interest expense, net	(10,847)	(13,023)	(23,720)	(26,097)
Warrant liability loss	(30,881)	(44,150)	(43,443)	(14,330)
Gain on acquisition of joint venture partner’s interest	—	—	5,490	—
Loss on redemption of senior notes due 2021	—	—	(46,410)	—
Corporate other income, net	61	6,317	911	6,069
Corporate depreciation and amortization	(1,956)	(1,598)	(3,931)	(2,627)
Total Corporate and other items	(66,567)	(72,507)	(152,164)	(77,362)
Income before taxes	$19,423	$33,663	$34,779	$242,661

When a development property is placed in service in our Operating Assets segment, depreciation is calculated for the property ratably over the estimated useful lives of each of its components; however, most of our recently developed properties do not reach stabilization until 12 to 36 months after being placed in service due to the timing of tenants taking occupancy and subsequent leasing of remaining unoccupied space during that period. As a result, operating income, EBT and net income will not reflect the ongoing earnings potential of operating assets newly placed in service during this transition period to stabilization. Accordingly, we calculate Adjusted Operating Assets EBT, which excludes depreciation and amortization and development-related demolition and marketing costs and provision for impairment, when applicable, as they do not represent operating costs for stabilized real estate properties. The following table reconciles Adjusted Operating Assets EBT to Operating Assets EBT:

Reconciliation of Adjusted Operating Assets EBT to	Three Months Ended June 30,		Six Months Ended June 30,
Operating Assets EBT (in thousands)	2017	2016	2017	2016
Operating Assets segment EBT	$(9,068)	$7,345	$(1,146)	$7,767
Add back:
Depreciation and amortization	32,244	22,613	55,033	43,814
Demolition costs	63	—	128	—
Development-related marketing costs	832	187	1,250	443
Adjusted Operating Assets segment EBT	$24,071	$30,145	$55,265	$52,024

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, and development-related marketing. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors, which vary by property, such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of Operating Assets NOI to Operating Assets EBT has been presented in the table below. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Please refer to our Operating Assets NOI by asset class and Operating Assets EBT in the Supplemental Information for the three and six months ended June 30, 2017 and 2016. Below is a reconciliation from NOI to EBT for the Operating Assets segment.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016	2017	2016
Total Operating Assets segment EBT	$(9,068)	$7,345	$(1,146)	$7,767

Straight-line lease amortization	1,816	4,079	3,777	7,199
Demolition costs	(63)	—	(128)	—
Development-related marketing costs	(832)	(187)	(1,250)	(443)
Depreciation and Amortization	(32,244)	(22,613)	(55,033)	(43,814)
Write-off of lease intangibles and other	(15)	(116)	(42)	(117)
Other income, net	162	2,750	(16)	3,113
Equity in earnings from Real Estate Affiliates	37	899	3,422	2,826
Interest, net	(15,540)	(12,736)	(30,064)	(24,065)
Total Operating Assets NOI - Consolidated	37,611	35,269	78,188	63,068

Redevelopments
Landmark Mall	—	(173)	—	(324)
Total Operating Asset Redevelopments NOI	—	(173)	—	(324)

Dispositions
Park West	(39)	436	(53)	936
Total Operating Asset Dispositions NOI	(39)	436	(53)	936

Consolidated Operating Assets NOI excluding properties sold or in redevelopment	$37,650	$35,006	$78,241	$62,456

Company’s Share NOI - Equity investees	1,385	2,272	2,131	3,612

Distributions from Summerlin Hospital Investment	—	—	3,383	2,616

Total NOI	$39,035	$37,278	$83,755	$68,684

Reconciliation of MPC Land Sales Closed to GAAP Land Sales Revenue

The following table reconciles Total residential and commercial land sales closed in the three and six months ended June 30, 2017 and 2016, respectively, to Total land sales revenue for the three and six months ended June 30, 2017 and 2016, respectively. Total net recognized (deferred) revenue represents revenues on sales closed in prior periods where revenue was previously deferred and met criteria for recognition in the current periods, offset by revenues deferred on sales closed in the current period.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016	2017	2016
Total residential land sales closed in period	$51,909	$33,534	$87,791	$82,352
Total commercial land sales closed in period	500	348	4,299	10,753
Net recognized (deferred) revenue:
Bridgeland	3,655	(156)	5,122	(88)
Summerlin	9,455	23,671	19,167	6,291
Total net recognized (deferred) revenue	13,110	23,515	24,289	6,203
Special Improvement District revenue	3,625	3,701	6,246	3,732
Total land sales revenue	$69,144	$61,098	$122,625	$103,040

FFO, Core FFO, and Adjusted FFO (AFFO)

FFO is defined by the National Association of Real Estate Investment Trusts (NAREIT) as net income calculated in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges (which we believe are not indicative of the performance of our operating portfolio). We calculate FFO in accordance with NAREIT’s definition. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in land sales prices, occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of our financial performance not immediately apparent from net income determined in accordance with GAAP. Core FFO is calculated by adjusting FFO to exclude the impact of certain non-cash and/or nonrecurring income and expense items, as set forth in the calculation below. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of the ongoing operating performance of our core operations, and we believe it is used by investors in a similar manner. Finally, AFFO adjusts our Core FFO operating measure to deduct cash spent on recurring tenant improvements and capital expenditures of a routine nature as well as leasing commissions to present an adjusted measure of Core FFO. Core FFO and AFFO are non-GAAP and non-standardized measures and may be calculated differently by other peer companies.

While FFO, Core FFO, AFFO and NOI are relevant and widely used measures of operating performance of real estate companies, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO, Core FFO, AFFO, and NOI do not purport to be indicative of cash available to fund our future cash requirements. Further, our computations of FFO, Core FFO AFFO and NOI may not be comparable those reported by other real estate companies. We have included a reconciliation of FFO, Core FFO, and AFFO to GAAP net income below. Non-GAAP financial measures should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016	2017	2016
Net income attributable to common shareholders	$3,120	$6,970	$8,779	$150,735
Add:
Segment real estate related depreciation and amortization	32,814	23,354	56,363	45,297
Gains on sales of properties	—	—	(32,215)	(140,479)
Income tax expense (benefit) adjustments - deferred:
Gains on sales of properties	—	—	12,081	52,706
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	1,103	1,657	1,933	2,853
FFO	$37,037	$31,981	$46,941	$111,112

Adjustments to arrive at Core FFO:
Acquisition expenses	—	—	32	—
Loss on redemption of senior notes due 2021	—	—	46,410	—
Gain on acquisition of joint venture partner’s interest	—	—	(5,490)	—
Warrant loss	30,881	44,150	43,443	14,330
Severance expenses	630	4	1,458	194
Non-real estate related depreciation and amortization	1,956	1,598	3,931	2,627
Straight-line rent adjustment	1,816	4,079	3,777	7,199
Deferred income tax expense (benefit)	15,576	25,713	12,383	33,222
Non-cash fair value adjustments related to hedging instruments	133	367	331	743
Share based compensation	1,501	1,948	3,407	4,670
Other non-recurring expenses (development related marketing and demolition costs)	4,779	6,829	9,049	11,832
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	216	(122)	291	105
Core FFO	$94,525	$116,547	$165,963	$186,034

Adjustments to arrive at AFFO:
Tenant and capital improvements	(4,245)	(3,042)	(8,967)	(5,712)
Leasing commissions	(603)	(441)	(686)	(177)
AFFO	$89,677	$113,064	$156,310	$180,145

FFO per diluted Share Value	$0.86	$0.75	$1.09	$2.61

Core FFO per diluted Share Value	$2.20	$2.73	$3.85	$4.36

AFFO per diluted Share Value	$2.08	$2.65	$3.63	$4.22